Securities And Exchange Commission
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 19, 2001

Daleen Technologies, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-27491	65-0944514

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1750 Clint Moore Road Boca Raton, Florida (Address of principal executive offices)	33487 (Zip Code)

(561) 999-8000
(Registrant’s telephone number, including area code)

Item 5 – Other Events.

     On October 19, 2001, Daleen Technologies, Inc., a Delaware corporation (the “Company”), announced and began to implement a plan to further reduce operating expenses (the “October Restructuring”). The October Restructuring includes workforce reductions and asset writedowns as well as a plan to further consolidate office space. The Company anticipates that it will record a restructuring charge of approximately $1.5 million for the quarter ending December 31, 2001, related to the October Restructuring. Such charge will include the estimated costs related to workforce reductions, downsizing of facilities, and asset writedowns. Management implemented these actions associated with the October Restructuring immediately following the October 19, 2001 announcement. The workforce reductions associated with the October Restructuring resulted in the termination of approximately 75 employees, including employees from substantially all of the Company’s employee groups. The workforce reduction represents approximately 35% of the Company’s combined workforce in the U.S. and Europe. The asset writedowns are primarily related to the disposition of duplicative furniture and equipment and computer equipment from terminated employees, which is not resaleable.

     Due to the termination of employees in the October Restructuring, and assuming the Company does not hire any additional employees, the Company expects to achieve an annualized savings relating to the cost of salaries and benefits for these terminated employees of approximately $7.4 million. The anticipated savings are from the following departments: approximately $1.0 million in cost of professional services and other; approximately $2.8 million in research and development; approximately $2.4 million in sales and marketing; and approximately $1.2 million in general and administrative.

     On October 19, 2001, the Company also announced that it expects revenue for the third quarter of 2001 to be between $2 million and $2.5 million. The Company expects that the third quarter results will reflect an improvement in the Company’s operating results and net loss per share, on an actual and on an as adjusted basis (which is excluding goodwill amortization related to the Inlogic acquisition and preferred stock dividends), as compared to the second quarter of 2001. In addition, the Company expects to record an impairment charge of approximately $23.0 million related to goodwill in connection with the acquisition of Inlogic Software Inc. in December 1999. On or around October 25, 2001, the Company expects to announce actual financial results for the three and nine months ended September 30, 2001.

FORWARD-LOOKING STATEMENTS

     This report contains forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not historical facts but rather are based on current expectations, estimates and projections about the Company’s business and industry, the Company’s beliefs and assumptions. Words such as “anticipates”, “expects”, “intends”, “plans”, “believes”, “seeks”, “estimates” and variations of these words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties, and other factors, some of which are beyond the Company’s control, are difficult to predict, and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. Important factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include variance of quarterly operating results; not yet achieving profitability; the Company’s liquidity and capital resources; competition; need to expand sales and distribution capabilities; lengthy sales cycles and timing of contract

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awards; general economic conditions, including the economic conditions affecting the Company’s existing and prospective customers; ability to attract and retain qualified employees; continued use of strategic relationships to implement and sell the Company’s products; managing growth; planned international operations; meeting customer expectations; general market conditions; and quality of software delivered. These and additional important factors to be considered are set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 1999, as amended, and in the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001 and June 30, 2001, as amended. Forward-looking statements that were true at the time made may ultimately prove to be incorrect or false. Readers are cautioned to not place undue reliance on forward-looking statements, which reflect the Company’s view only as of the date of this report. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

DALEEN TECHNOLOGIES, INC.

Dated: October 19, 2001	By: /s/ Jeanne Prayther Jeanne Prayther, Acting Chief Financial Officer, Secretary and Treasurer

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